PROSPECTUS SUPPLEMENT dated January 20, 1998
to Prospectus dated April 8, 1997

                     THE CHASE MANHATTAN CORPORATION

     The Prospectus of The Chase Manhattan Corporation dated April 8, 1997 (the "Prospectus") is hereby supplemented by the addition of the following:

     1. The section entitled "DESCRIPTION OF COMPANY DEBT SECURITIES-- Company Senior Securities" is hereby amended by the addition of the following description of the principal terms of the Company Senior Securities (as defined in the Prospectus) issued since the date of the
Prospectus:

Terms and Provisions of Senior Medium-Term Notes, Series C

     Set forth below is a table indicating the issuance date and the maturity date of the $850,000,000 aggregate principal amount of Senior Medium Term Notes, Series C (the "Senior Series C Notes") issued since the date of the Prospectus. The Senior Series C Notes are not subject to any sinking fund and are not redeemable prior to their stated maturity except as stated below. The Senior Series C Notes have either
(a) fixed interest rates or (b) floating interest rates which are reset periodically be reference to an interest rate basis or formula.

Issuance Date    Principal Amount    Maturity Date     Rate
-------------    ----------------    -------------     ----

June 26, 1997    $100,000,000        June 26, 2000     LIBOR Telerate
                                                       reset monthly +
                                                       0.02%

August 5, 1997   $300,000,000        August 5, 2027    Zero coupon.
                                                       Redeemable at prices
                                                       varying with the
                                                       redemption date
                                                       beginning August 5,
                                                       2002

August 15, 1997  $115,000,000        August 15, 2017   Zero coupon.
                                                       Redeemable at prices
                                                       varying with the
                                                       redemption date
                                                       beginning August 15,
                                                       2001

January 12, 1998 $150,000,000        January 12, 2000  LIBOR Telerate
                                                       reset quarterly

Issuance Date    Principal Amount    Maturity Date     Rate
-------------    ----------------    -------------     ----

January 12, 1998 $ 75,000,000        January 12, 2001  LIBOR Telerate
                                                       reset quarterly
                                                       + 0.025%

January 15, 1998 $ 75,000,000        January 14, 2000  Prime reset daily
                                                       -2.78%

January 20, 1998 $ 15,000,000        January 21, 2003  LIBOR Telerate
                                                       reset monthly +0.14%

January 20, 1998 $ 20,000,000        January 20, 2000  LIBOR Telerate
                                                       reset quarterly
                                                       -0.01%

     2. The section entitled "DESCRIPTION OF COMPANY DEBT SECURITIES-- Company Subordinated Securities" is hereby amended by the addition of the following description of the principal terms of the Company
Subordinated Securities (as defined in the Prospectus) issued since the date of the Prospectus:

Terms and Provisions of 7 1/4% Subordinated Notes Due 2007

     The 7 1/4% Subordinated Notes Due 2007 (the "7 1/4% 2007
Notes") are limited to $300,000,000 aggregate principal amount and will mature on June 1, 2007. The 7 1/4% 2007 Notes are not redeemable prior to maturity and no sinking fund is provided for the 7 1/4% 2007 Notes. The 7 1/4% 2007 Notes bear interest from May 21, 1997, payable semiannually in arrears on each June 1 and December 1, commencing December 1, 1997 to the persons in whose names the 7 1/4% 2007 Notes are registered at the close of business on the fifteenth day of May or November preceding such June 1 or December 1.

Terms and Provisions of 7 1/8% Subordinated Notes Due 2009

     The 7 1/8% Subordinated Notes Due 2009 (the "7 1/8% 2009
Notes") are limited to $250,000,000 aggregate principal amount and will mature on June 15, 2009. The 7 1/8% 2009 Notes are not redeemable prior to maturity and no sinking fund is provided for the 7 1/8% 2009 Notes. The 7 1/8% 2009 Notes bear interest from June 12, 1997, payable semiannually in arrears on each June 15 and December 15, commencing December 15, 1997 to the persons in whose names the 7 1/8% 2009 Notes are registered at the close of business on the first day of June or December preceding such June 15 or December 15.

Terms and Provisions of Subordinated Medium-Term Notes, Series A

     Set forth below is a table indicating the issuance date and the maturity date of the $270,000,000 aggregate principal amount of Subordinated Medium Term Notes, Series A (the "Subordinated Series A Notes") issued since the date of the Prospectus. The Subordinated Series A Notes are not subject to any sinking fund and are not redeemable prior to their stated maturity except as stated below. The Subordinated Series A Notes have either (a) fixed interest rates or (b) floating interest rates which are reset periodically be reference to an interest rate basis or formula.

Issuance Date       Principal Amount     Maturity Date       Rate
-------------       ----------------     -------------       ----

September 24, 1997  $100,000,000         September 15, 2006  6.75%

November 5, 1997    $ 20,000,000         November 5, 2012    7.00%

November 20, 1997   $ 25,000,000         November 20, 2017   7.00%

December 4, 1997    $ 25,000,000         December 15, 2017   7.00%

December 12, 1997   $ 25,000,000         December 12, 2012   6.875%

December 18, 1997   $ 50,000,000         December 18, 2017   7.00%